EXHIBIT 10.1
STOCK OPTION CONFIRMING MEMORANDUM
GRANT OF NON-QUALIFIED STOCK OPTION
Private & Confidential (Addressee Only)
2006 STOCK INCENTIVE PLAN: DIRECTOR VERSION
Division: — COMPANY CODE: 1010 — VESTING CODE: G3
Location: — PLAN CODE: 06RT/2006-D
We are pleased to advise you that you have been granted an option to purchase #,### shares of Analog Devices, Inc. Common Stock on the terms and conditions set forth below (the “Option”). The grant of this Option reflects Analog’s confidence in your commitment and contributions to the success and continued growth of Analog Devices, Inc. (the “Company”).
          GRANT OF OPTION: This memorandum confirms that, subject to the terms and conditions of the Analog Devices, Inc. 2006 Stock Incentive Plan (the “Plan”), the Company has granted to you (the “Optionee”), effective on the Date of Grant set forth below, an option to purchase shares of the Company’s Common Stock (the “Option Shares”) as follows:

Date of Grant:		99/99/9999
Number of Option Shares Granted:		#.###
Option Exercise Price Per Share:	$	##.##
ALL TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE PLAN.
          EXERCISE OF OPTION: The Option is exercisable as follows:

EXERCISE PERIOD	NUMBER OF SHARES
Vesting Period #1	#,###
Vesting Period #2	#,###
Vesting Period #3	#,###
The right of exercise is cumulative, so that if the Option is not exercised to the maximum extent permissible during any period, it is exercisable, in whole or in part, with respect to all shares not so purchased at any time during any subsequent period prior to the expiration or termination of the Option.
          TERM OF OPTION; TERMINATION OF SERVICE:
1.	Unless earlier exercised, the Option shall terminate on, and shall not be exercisable after, the earliest of:
(a)	Ten (10) years after the Date of Grant; or

(b)	Three (3) months after the Optionee ceases to be a Director of the Company or one of its subsidiaries except because of death, disability, retirement after attaining age 60, or because the Director ceases to be a Director and becomes an employee of the Company.
2.	The Option shall be exercisable by the Optionee (or his or her successor in interest) after such Optionee ceases to be a Director only to the extent that such Option was exercisable on or prior to the date of such termination except as otherwise provided for herein.

3.	If the Optionee dies while a Director of the Company, the Option shall become exercisable in full on the date of death and shall continue to be exercisable (by the Optionee’s successor in interest) until the date that is ten (10) years after the Date of Grant.

4.	If the Optionee ceases to be a Director by reason of retirement as a Director after attaining age 60, this Option shall, at the time the Optionee ceases to be a Director, be exercisable for that number of shares of Common Stock which equals the sum of (i) the shares which are then vested and exercisable and (ii) the shares which would otherwise become vested and exercisable on the next succeeding anniversary of the Date of Grant of this Option had the Optionee continued to serve as a Director through such date, and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant.

5.	If the Optionee ceases to be a Director by reason of (a) the Company’s removal of the Director by the Board of Directors or (b) the Company’s failure to nominate the Optionee for reelection as a Director (other than for such Director’s refusal to serve as a Director), this Option shall, at the time the Optionee ceases to be a Director, be exercisable for that number of shares of Common Stock which equals the sum of (i) the shares which are then vested and exercisable and (ii) the shares which would otherwise become vested and exercisable on the next succeeding anniversary of the Date of Grant of this Option had the Optionee continued to serve as a Director through such date.

6.	If the Optionee ceases to be a Director by reason of disability (as determined by the Company), the Option Shares which are not exercisable as of the date of disability shall become exercisable on the date or dates (over the remaining term of the Option) that they otherwise would have become exercisable if the Optionee’s service as a Director had not been terminated due to disability. Any Option Shares that are exercisable as of the date of disability prior to the giving effect to this provision shall continue to be exercisable until the date that is ten (10) years after the Date of Grant.

7.	If the Optionee becomes an employee of the Company and in connection with such employment ceases to serve as a Director, this Option shall continue to vest in accordance with the terms hereof until the date that the Optionee’s employment with the Company is terminated, and any Option Shares that are exercisable on the date of such termination shall continue to be exercisable for a period of three (3) months following such termination date.
          PAYMENT OF PURCHASE PRICE: The following payment methods may be used to purchase Option Shares:
1.	A cashless exercise in a manner described in the Plan.

2.	Cash or check payable to the Company.

3.	Delivery by the Optionee of shares of Common Stock of the Company that have been owned by the Optionee for at least six months and subject to such other terms and conditions contained in the Plan.

4.	Any combination of the above methods.
          NON-TRANSFERABILITY OF OPTION: Except as provided by will or the laws of descent and distribution, this Option is personal and no rights granted hereunder shall be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), nor shall any such rights be subject to execution, attachment or similar process.
          ADJUSTMENT: This Option is subject to adjustment (including with respect to vesting of the Option Shares) upon certain changes in the Company’s common stock and certain other events as provided in Section 11 of the Plan.
          CHANGE IN CONTROL: Upon the occurrence of a Change in Control Event (as defined in Section 11(b) of the Plan), this Option shall vest and be exercisable in full, whether or not then exercisable in accordance with its terms, and shall continue to be exercisable until the date that is ten (10) years after the Date of Grant.
          WITHHOLDING TAXES: As a condition to the issuance of shares upon exercise of the Option, the Optionee shall pay to the Company, or make provision satisfactory to the Company for payment of, an amount sufficient to satisfy federal, state and local withholding tax requirements.
A copy of the Plan prospectus is available from the plan administrator, Jennifer Baptiste at (781) 461-3889 or Jennifer.Baptiste@Analog.com. If you have any questions regarding your stock option, please contact Jennifer Baptiste or Fran Sarro, Assistant Treasurer, at (781) 461-3907 or email Fran.Sarro@Analog.com.

/s/ Ray Stata	/s/ Jerald G. Fishman
Ray Stata	Jerald G. Fishman
Chairman of the Board	President & Chief Executive Officer